FNCB REPORTS FIRST QUARTER EARNINGS

First National Community Bancorp reported first quarter earnings in the amount of $2.6 million, a 12% increase over the $2.3 million earned during the first quarter of 2004. Net interest income improved $1.1 million, or 18%, over the first quarter of last year due to the impact of rising interest rates and the growth of the bank. Basic earnings per share increased from $.22 in 2004 to $.24 in 2005. Total assets increased $5 million during the first quarter to $913 million.

The company’s subsidiary, First National Community Bank, conducts business from sixteen offices located throughout Lackawanna and Luzerne counties.